Exhibit 10.43

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

This Revolving Credit Facility (“Agreement” or “Credit Facility”) is entered into as of March 30, 2006 (“Effective Date”) by and between Vistula Communications Services, Inc., a Delaware corporation (“Borrower” or the “Company”) and Indigo Investments I LLC (“Lender”, or “Purchaser”). Each of Borrower and Lender may be referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to sell and issue to the Lender, and the Purchaser wishes to purchase from the Company, a Note in the principal amount of up to five million United States dollars ($5,000,000).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1.  Initial Advance; Periodic Loans. (a) From and after the date hereof through and until September 30, 2006, Lender hereby agrees to make periodic loans to the Borrower in an aggregate principal amount at any one time outstanding, not to exceed $5,000,000 (“Maximum Amount”). Borrower shall execute a promissory note substantially in the form of Exhibit A hereto evidencing its obligations hereunder (the “Note”). On the Effective Date, up to $1,300,000 shall be advanced to the Borrower for working capital and general corporate purposes (the “Initial Advance”). For the avoidance of doubt, the first $1,300,000 advanced to the Company pursuant to this Section 1(a), regardless of when such advances are made, shall not be subject to the requirements set forth in Section 1(b) below.

(b)                                 During the Term (as defined below), from time to time, Borrower may notify the Lender of its need to borrow additional funds pursuant to this Agreement. Within ten (10) business days of receipt of such notice from the Borrower seeking to borrow funds, the Lender shall forward to the Borrower the amount of funds requested by Borrower in such notice, up to, but (together with the Initial Advance) not in excess of, the Maximum Amount; provided, that Borrower provides Lender with an officer’s certificate, the form and substance of which must be satisfactory to Lender, certifying that at the time of such notice: (i) Borrower is in compliance with the covenants set forth in Section 7 of this Agreement; (ii) Borrower has not violated any of the negative covenants set forth in Section 8 of this Agreement; and (iii) such requested advance does not exceed 80% of the Company’s Computer Directed Router Reports (“CDR”) detailing charges to be billed to acceptable customers. Lender shall have the absolute right to request additional evidence, as deemed necessary by the Lender in its sole discretion, in support of such officer’s certificate.

SECTION 2.  Periodic Finance Charges; Commitment Fee; Warrants. (a) All outstanding principal shall bear interest at a rate of 1.5% per month simple interest. In an Event of

Default (as defined in Section 12) the interest rate shall increase by an amount equal to the lesser of 2.5% per month or the maximum amount permitted under applicable law (the “Default Rate”).

(b)                                 In addition, the Company shall pay the Lender a 2.25% commitment fee on the entire amount of the Credit Facility (the “Commitment Fee”) and shall grant Lender a five (5) year warrant to purchase up to 500,000 shares of the Company’s common stock at an exercise price equal to $1.50 per share (the “Warrant”; and such shares the “Warrant Shares”). The Warrant is attached hereto as Exhibit B. Lender may distribute the Warrant Shares to its Members on a pro rata basis based on each Member’s percentage interest in Lender.

SECTION 3.  Payments. All outstanding principal and interest on the Credit Facility plus the Commitment Fee shall be due and payable on the earlier of (i) the six (6) month anniversary of the Effective Date (“Maturity Date”), or (ii) the closing of a Qualified Equity Financing (as defined below); provided, that, in the event that a Qualified Equity Financing closes prior to the Maturity Date, the Company shall pay the Lender an early repayment fee equal to 2.25% of the total amount of the Credit Facility. For purposes of this Agreement, “Qualified Equity Financing” shall mean the sale of a minimum of $6,000,000 of equity securities of the Company.

SECTION 4.  Term. This Agreement shall be effective from the date hereof and shall terminate on September 30, 2006, unless terminated earlier pursuant to the default provisions of this Agreement (the “Term”).

SECTION 5.  Priority. The rights of the Lender under the terms of this Agreement shall be junior to the Company’s existing indebtedness.

SECTION 6.  Personal Guaranty. In order to induce Lender to extend the Credit Facility to Borrower, the Company’s President, Mr. Rupert Galliers-Pratt absolutely and unconditionally guarantees to Lender, to the fullest extent permitted by applicable law and pursuant to the terms of the Guaranty attached hereto as Exhibit C, the payment by the Company when due of all amounts owing under the Credit Facility and any and all other documents related thereto, including, without limitation, all principal, interest, commitment fees, prepayment fees, expenses, professional fees and other amounts now or hereafter owing in connection with the Credit Facility.

SECTION 7.  Covenants of Borrower. The Borrower agrees and covenants as follows:

(a)                                  Payment of Principal and Interest and Fees. The Borrower shall promptly pay when due the principal of and interest on the indebtedness evidenced by the Note issued under this Agreement, and all other sums secured by this Agreement, including but not limited to, the Commitment Fee.

(b)                                 Corporate Existence. The Borrower is a corporation duly organized and existing under the laws of the State of Delaware and is duly qualified in every other state in which it is doing business except where the failure to be so qualified would not have a Material Adverse

Effect on the Company. “Material Adverse Effect” means any circumstance, change in, or effect on the Company that, individually or in the aggregate with any other similar circumstances, changes in, or effects on, the Company taken as a whole: (a) is, or is reasonably expected to be, materially adverse to the business, operations, assets, liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company taken as a whole or (b) is reasonably expected to adversely affect the ability of the Company to operate or conduct the Company’s business in the manner in which it is currently operated or conducted or proposed to be operated or conducted by the Company.

(c)                                  Corporate Authority. The execution, delivery, and performance of this Agreement, and the execution and payment of the Note issued pursuant to the terms hereof are within Borrower’s corporate powers, have been duly authorized, and are not in contravention of law or the terms of the Borrower’s articles of incorporation and bylaws, or of any indenture, agreement, or undertaking to which the Borrower is a party or by which it is bound.

SECTION 8.  Negative Covenants. While loans are outstanding under this Agreement and the Note, the Company shall not directly or indirectly:

(a)                                  Enter into any transaction not in the ordinary and customary course of its business, including but not limited to the sale, lease, license, disposal, movement, relocation or transfer, whether by sale or otherwise, of any of its material assets other than sales of inventory in the ordinary and customary course of its business, without the prior written consent of Lender.

(b)                                 Make any distribution or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, or other securities not held by Lender whether now or hereafter outstanding.

SECTION 9.  Taxes and Assessments. The Borrower will pay or cause to be paid promptly when due all taxes and assessments on this Agreement and the Note. The Borrower may, however, withhold payment of any tax assessment or claim if a good faith dispute exists as to the obligation to pay.

SECTION 10.  Application of Payments. Unless applicable law provides otherwise, all payments received by the Lender from the Borrower under the Note and this Agreement shall be applied by the Lender in the following order of priority:  (i) interest payable on the Note in the manner provided therein; (ii) principal of the Note in the manner provided therein; and (iii) any other sums secured by this Agreement in such order as the Lender, at the Lender’s option, may determine.

SECTION 11.  Forbearance by Lender Not a Waiver. Any forbearance by the Lender in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Lender of payment of any sum secured by this Agreement after the due date of such payment shall not be a waiver of the Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes, rents or other liens or charges by the Lender shall not be a waiver of the

Lender’s right to accelerate the maturity of the indebtedness secured by this Agreement, nor shall the Lender’s receipt of any awards, proceeds or damages as provided in this Agreement operate to cure or waive the Borrower’s default in payment of sums secured by this Agreement.

SECTION 12.  Events of Default. The Borrower shall be in default under this Agreement when any of the following events or conditions occurs (each an “Event of Default”):

(a)                                  The Borrower shall be in default under the Note beyond any applicable notice and cure period(s).

(b)                                 The Borrower fails to comply with any term, obligation, covenant, or condition contained in this Agreement within ten (10) days after receipt of written notice from the Lender demanding such compliance.

(c)                                  Any warranty, or representation made to the Lender by the Borrower under this Agreement, proves to have been false in any material respect when made or furnished.

(d)                                 Any event that results in acceleration of the maturity of any indebtedness of Borrower in the outstanding principal amount of $10,000 or more, under any note, indenture, contract, or agreement.

SECTION 13.  Acceleration. At the option of the Lender, upon an Event of Default, after any applicable notice period, all principal and any unpaid interest due hereunder shall become immediately due and payable.

SECTION 14.  Borrower’s Insolvency. If the Borrower voluntarily files a petition under the federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor federal statute relating to bankruptcy, insolvency, arrangements or reorganizations, or under any state bankruptcy or insolvency act, or files an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if the Borrower is adjudged a bankrupt, or if a trustee or receiver is appointed for the Borrower’s property, or if the Borrower makes an assignment for the benefit of its creditors, or if there is an attachment, receivership, execution or other judicial seizure, then the Lender may, at the Lender’s option, declare all of the sums secured by this Agreement to be immediately due and payable without prior notice to the Borrower, and the Lender may invoke any remedies permitted by this Agreement. Any attorneys’ fees and other expenses incurred by the Lender in connection with the Borrower’s bankruptcy or any of the other events described in this Section shall be additional indebtedness of the Borrower secured by this Agreement.

SECTION 15.  Waiver of Statute of Limitations. Borrower hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Agreement or to any action brought to enforce the Note or any other obligation secured by this Agreement.

SECTION 16.  Expense Reimbursement. The Company shall pay the reasonable fees and expenses of Indigo Ventures, LLC, the manager of Lender (the “Manager”), incurred in connection with this Credit Facility including, but not limited to, all reasonable legal fees, all expenses related to the formation of Indigo Investments I LLC and the filing of all necessary documents and payment of all necessary fees (including local counsel fees) in connection with the Lender’s perfection of a first priority security interest pursuant to the terms of the Guaranty.

SECTION 17.  Remedies Cumulative. Each remedy provided in this Agreement is distinct and cumulative to all other rights or remedies under this Agreement or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

SECTION 18.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                                  If to Borrower, to:

Vistula Communications Services Inc.
405 Park Avenue
Suite 801
New York, NY 10022
Attention: Rupert Galliers-Pratt

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA  02210

Attention:  Paul Bork, Esq.

(b)                                 If to Lender, to:

Indigo Investments I LLC

c/o Indigo Ventures LLC

780 Third Avenue

Suite 23B

New York, New York 10017

with a copy to:

Wollmuth Maher & Deutsch LLP

500 Fifth Avenue

New York, NY 10110

Attention: Rory M. Deutsch, Esq.

SECTION 19.  Interpretation. When a reference is made in this Agreement of a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words “hereof,” “herein” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 20.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile transmission (including the delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

SECTION 21.  Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Subscription Agreement, the Guaranty and the Note, (i) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (ii) are not intended to confer upon any person other than the Parties any rights or remedies hereunder.

SECTION 22.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 23.  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any of the Parties without the prior written consent of the other Party in its sole and absolute discretion, and any such purported assignment without the express prior written consent of the other Party shall be void ab initio. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 24.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect he original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 25.  Consent to Jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the Parties hereto specifically consent and agree that the courts of the State of New York and/or the Federal

Courts located in the State of New York shall have jurisdiction over each of the Parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in New York County, New York and/or the U.S. District Court for the Southern District of New York.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date first written above.

INDIGO INVESTMENTS I LLC

By: Indigo Ventures, LLC, as Manager

By:	/s/ Eric Brachfeld
Name:	Eric Brachfeld
Title:	Managing Member

VISTULA COMMUNICATIONS SERVICES, INC.

By:	/s/ Rupert Galliers-Pratt
Name:	Rupert Galliers-Pratt
Title:	President & Chief Executive Officer